EXHIBIT 99.1

Zumiez Inc. Announces Fiscal 2021 Second Quarter Results

Net Sales Increased 7.3% to $268.7 Million
Diluted Earnings Per Share of $0.94

LYNNWOOD, Wash., Sept. 09, 2021 (GLOBE NEWSWIRE) -- Zumiez Inc. (NASDAQ: ZUMZ) a leading specialty retailer of apparel, footwear, equipment and accessories for young men and women, today reported results for the second quarter ended July 31, 2021.

Net sales for the second quarter ended July 31, 2021 (13 weeks) increased 7.3% to $268.7 million from $250.4 million in the second quarter ended August 1, 2020 (13 weeks). Compared to the second quarter ended August 3, 2019 (13 weeks), second quarter 2021 net sales increased 17.6%. Net income in the second quarter of fiscal 2021 was $24.0 million, or $0.94 per diluted share, compared to net income of $25.4 million, or $1.01 per diluted share, in the second quarter of the prior fiscal year. Net income for the second quarter of 2019 was $9.0 million, or $0.36 per diluted share. Our second quarter 2021 net income was negatively impacted by $2.8 million, or approximately $0.08 per diluted share related to the conditional settlement of a California class action lawsuit.

Total net sales for the six months (26 weeks) ended July 31, 2021 increased 41.1% to $547.7 million from $388.2 million reported for the six months (26 weeks) ended August 1, 2020. Compared to the first six months (26 weeks) ended August 3, 2019, net sales increased 24.1%. Net income for the first six months of 2021 was $50.4 million, or $1.96 per diluted share, compared to net income for the first six months of fiscal 2020 of $4.3 million, or $0.17 per diluted share, and compared to net income for the first six months of fiscal 2019 of $9.8 million, or $0.39 per diluted share.

At July 31, 2021, the Company had cash and current marketable securities of $412.0 million compared to cash and current marketable securities of $299.1 million at August 1, 2020. The increase in cash and current marketable securities was driven by cash generated through operations partially offset by capital expenditures. The Company repurchased 0.2 million shares during the quarter at an average cost of $44.21 per share and a total cost of $10.9 million.

Rick Brooks, Chief Executive Officer of Zumiez Inc., stated, “Our second quarter performance reflects the sustained success our business has experienced over the past several years. After driving solid growth as we reopened our stores in the second quarter of last year, our teams once again did a terrific job adapting to the current environment to fulfill robust demand for our distinct merchandise offering. Stronger than expected full priced selling helped offset a portion of expenses that were reintroduced following temporary cost savings last year during the height of the pandemic, resulting in second quarter profitability that meaningfully exceeded our projections. The third quarter has started off well driven by a more normalized back to school shopping season, and while operating conditions remain volatile, we believe the flexibility of our business model provides us with key competitive advantages that we can leverage to maintain our positive momentum heading into the holidays. With our strong balance sheet and differentiated strategies, we are well positioned to add to our global market share and return increased value to our shareholders over the long-term.”

Third Quarter To-Date
Total third quarter-to-date total sales for the 37 days ending September 6, 2021 increased 23.2%, compared with the same 37-day time period in the prior year ended September 7, 2020. Compared to the 37-day period ended September 9, 2019, total net sales increased 6.7%. Total comparable sales for the 37-day period ending September 6, 2021 were up 10.5% from the comparable period in the prior year, and increased 5.4% from the comparable period in 2019. Third quarter to date as of September 7, 2021, the Company has repurchased an additional 0.5 million shares of stock at an average price of $41.62 and a total cost of $20.5 million. This brings 2021 fiscal year-to-date share repurchases to 0.7 million shares at an average cost of $42.49 per share for a total cost of $31.4 million.

Outlook
Due to the continued fast-moving nature of this situation and the uncertainty of impacts on revenue and costs, the Company is not providing an outlook at this time for the third quarter or the year.

Conference call Information
A conference call will be held today to discuss second quarter fiscal 2021 results and will be webcast at 5:00 p.m. ET on http://ir.zumiez.com. Participants may also dial (844) 309-0606 (domestic) or (574) 990-9934 (international) followed by the conference identification code of 8085802.

About Zumiez Inc.

Zumiez is a leading specialty retailer of apparel, footwear, accessories and hardgoods for young men and women who want to express their individuality through the fashion, music, art and culture of action sports, streetwear, and other unique lifestyles. As of August 28, 2021, we operated 727 stores, including 603 in the United States, 52 in Canada, 55 in Europe and 17 in Australia. We operate under the names Zumiez, Blue Tomato and Fast Times. Additionally, we operate ecommerce web sites at zumiez.com, zumiez.ca, blue-tomato.com and fasttimes.com.au.

Safe Harbor Statement

Certain statements in this press release and oral statements relating thereto made from time to time by representatives of the Company may constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. These statements include, without limitation, predictions and guidance relating to the Company's future financial performance, brand and product category diversity, ability to adjust product mix, integration of acquired businesses, growing customer demand for our products and new store openings. In some cases, you can identify forward-looking statements by terminology such as, "may," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue," or the negative of these terms or other comparable terminology. These forward-looking statements are based on management's current expectations but they involve a number of risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties, which include, without limitation, those described in the Company’s annual report on Form 10-K for the fiscal year ended January 30, 2021 as filed with the Securities and Exchange Commission and available at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

ZUMIEZ INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	July 31, 2021	% of Sales	August 1, 2020	% of Sales
Net sales	$268,666	100.0%	$250,392	100.0%
Cost of goods sold	163,701	60.9%	159,542	63.7%
Gross profit	104,965	39.1%	90,850	36.3%
Selling, general and administrative expenses	73,011	27.2%	57,738	23.1%
Operating profit	31,954	11.9%	33,112	13.2%
Interest income, net	965	0.4%	794	0.3%
Other (expense) income, net	(151)	(0.1%)	392	0.2%
Earnings before income taxes	32,768	12.2%	34,298	13.7%
Provision for income taxes	8,770	3.3%	8,906	3.6%
Net income	$23,998	8.9%	$25,392	10.1%
Basic earnings per share	$0.95		$1.02
Diluted earnings per share	$0.94		$1.01
Weighted average shares used in computation of earnings per share:
Basic	25,274		24,837
Diluted	25,651		25,128

	Six Months Ended
	July 31, 2021	% of Sales	August 1, 2020	% of Sales
Net sales	$547,735	100.0%	388,164	100.0%
Cost of goods sold	339,602	62.0%	273,578	70.5%
Gross profit	208,133	38.0%	114,586	29.5%
Selling, general and administrative expenses	141,900	25.9%	109,322	28.1%
Operating profit	66,233	12.1%	5,264	1.4%
Interest income, net	1,940	0.4%	1,868	0.5%
Other income, net	103	0.0%	498	0.1%
Earnings before income taxes	68,276	12.5%	7,630	2.0%
Provision for income taxes	17,893	3.3%	3,339	0.9%
Net income	$50,383	9.20%	4,291	1.1%

Basic earnings per share	$2.00		0.17
Diluted earnings per share	$1.96		0.17
Weighted average shares used in computation of earnings per share:
Basic	25,221		24,938
Diluted	25,675		25,277

ZUMIEZ INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	July 31, 2021	January 30, 2021	August 1, 2020
	(Unaudited)		(Unaudited)
Assets
Current assets
Cash and cash equivalents	$74,207	$73,622	$133,905
Marketable securities	337,772	301,920	165,227
Receivables	24,834	16,558	24,811
Inventories	149,368	134,354	126,701
Prepaid expenses and other current assets	11,656	8,823	10,560
Total current assets	597,837	535,277	461,204
Fixed assets, net	92,921	98,352	106,151
Operating lease right-of-use assets	246,592	267,152	277,322
Goodwill	60,440	61,470	60,225
Intangible assets, net	15,629	16,029	15,577
Deferred tax assets, net	5,879	9,927	7,080
Other long-term assets	11,444	10,157	9,337
Total long-term assets	432,905	463,087	475,692
Total assets	$1,030,742	$998,364	$936,896

Liabilities and Shareholders’ Equity
Current liabilities
Trade accounts payable	$80,174	$69,751	$75,318
Accrued payroll and payroll taxes	23,371	27,911	17,816
Income taxes payable	7,494	6,317	5,534
Operating lease liabilities	65,844	66,993	74,558
Other liabilities	28,270	24,480	30,374
Total current liabilities	205,153	195,452	203,600
Long-term operating lease liabilities	223,043	246,123	259,412
Other long-term liabilities	8,250	4,193	3,858
Total long-term liabilities	231,293	250,316	263,270
Total liabilities	436,446	445,768	466,870

Shareholders’ equity
Preferred stock, no par value, 20,000 shares authorized; none issued and outstanding	—	—	—
Common stock, no par value, 50,000 shares authorized; 25,559 shares issued and outstanding at July 31, 2021, 25,599 shares issued and outstanding at January 30, 2021, and and 25,450 shares issued and outstanding at August 1, 2020	176,951	171,628	165,056
Accumulated other comprehensive (loss) income	(2,144)	939	(3,123)
Retained earnings	419,489	380,029	308,093
Total shareholders’ equity	594,296	552,596	470,026
Total liabilities and shareholders’ equity	$1,030,742	$998,364	$936,896

ZUMIEZ INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended
	July 31, 2021	August 1, 2020
Cash flows from operating activities:
Net income	$50,383	$4,291
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and accretion	11,639	12,005
Noncash lease expense	32,044	30,167
Deferred taxes	4,260	(1,144)
Stock-based compensation expense	3,431	3,146
Impairment of long-lived assets	2,079	2,128
Other	1,064	(428)
Changes in operating assets and liabilities:
Receivables	(5,353)	(5,871)
Inventories	(15,408)	9,926
Prepaid expenses and other assets	(4,173)	(937)
Trade accounts payable	10,178	27,323
Accrued payroll and payroll taxes	(4,462)	(6,134)
Income taxes payable	(304)	(317)
Operating lease liabilities	(40,413)	(20,868)
Other liabilities	7,165	8,718
Net cash provided by operating activities	52,130	62,005
Cash flows from investing activities:
Additions to fixed assets	(5,418)	(5,024)
Purchases of marketable securities and other investments	(112,888)	(35,720)
Sales and maturities of marketable securities and other investments	75,234	71,387
Net cash (used in) provided by investing activities	(43,072)	30,643
Cash flows from financing activities:
Proceeds from issuance and exercise of stock-based awards	2,452	545
Payments for tax withholdings on equity awards	(560)	(93)
Common stock repurchased	(10,481)	(13,417)
Net cash used in financing activities	(8,589)	(12,965)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	139	2,146
Net increase in cash, cash equivalents, and restricted cash	608	81,829
Cash, cash equivalents, and restricted cash, beginning of period	80,690	58,991
Cash, cash equivalents, and restricted cash, end of period	$81,298	$140,820
Supplemental disclosure on cash flow information:
Cash paid during the period for income taxes	$13,542	$4,630
Accrual for purchases of fixed assets	686	381
Accrual for repurchase of common stock	442	—

Company Contact:
Darin White
Director of Finance &
Investor Relations
Zumiez Inc.
(425) 551-1500, ext. 1337

Investor Contact:
ICR
Brendon Frey
(203) 682-8200